Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Third Quarter 2016

Announces Quarterly Cash Dividend of $0.22 per Share

Provides Fourth Quarter and Reaffirms Full Year 2016 Outlook

Centennial, CO – November 7, 2016 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 43.6% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced consolidated results for the fiscal third quarter and nine months ended September 29, 2016.

Total revenue for the third quarter ended September 29, 2016 increased 1.6% to $113.5 million from $111.7 million for the comparable quarter last year.  Adjusted OIBDA increased 2.2% to $60.9 million for the third quarter of 2016 from $59.6 million for the third quarter of 2015.  Net income for the third quarter of 2016 was $8.2 million, or income of $0.13 per diluted share, compared to a net income of $7.7 million, or income of $0.13 per diluted share, for the third quarter of 2015.  As adjusted to exclude a loss on early retirement of debt, the reversal of a reserve for uncertain tax positions and CEO transition-related costs, net income for the third quarter of 2016, would have remained $0.13 per diluted share.

Total revenue for the nine months ended September 29, 2016 decreased 1.6% to $305.1 million from $310.1 million for the comparable period last year.  Adjusted OIBDA decreased 6.7% to $144.3 million for the first nine months of 2016 from $154.7 million for the first nine months of 2015.  Net income for the first nine months of 2016 was $10.7 million, or income of $0.18 per diluted share, compared to net income of $8.8 million, or income of $0.15 per diluted share for the first nine months of 2015.  As adjusted to exclude a loss on early retirement of debt, the costs associated with the terminated merger with Screenvision and certain other non-recurring items set forth in the table at the end of this release, net income for the first nine months of 2016 would have been $0.20 per diluted share and net income for the first nine months of 2015 would have been $0.32 per diluted share.  Adjusted OIBDA and adjusted earnings per share are non-GAAP measures.  See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.

The Company announced today that its Board of Directors has authorized the Company’s regular quarterly cash dividend of $0.22 per share of common stock.  The dividend will be paid on December 2, 2016 to stockholders of record on November 18, 2016. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute over time a substantial portion of its free cash flow.  The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant.

Commenting on the Company’s third quarter of 2016 operating results, Andy England, NCM’s CEO said, “I am pleased that we were able to deliver third quarter revenue and Adjusted OIBDA results that exceeded both the midpoint of guidance ranges and last year’s Q3 2015 numbers.  Our National, Beverage and Digital businesses saw healthy growth this quarter, and I’m confident that we’ll enter 2017 in a good position to grow the business as we continue to creatively seek out new ways to acquaint brands with our medium and our highly-engaged Millennial audience.”

2016 Outlook

For the fourth quarter of 2016, the Company expects total revenue to be down 1% to up 6% and Adjusted OIBDA is expected to be up 1% to 14% from a strong fourth quarter in 2015 that grew revenue and Adjusted OIBDA 11% and 4%, respectively versus the fourth quarter of 2014. The Company expects total revenue in the range of $135.0 million to $145.0 million during the fourth quarter of 2016, compared to total revenue for the fourth quarter of 2015 of $136.4 million and Adjusted OIBDA in the range of $76.0 million to $86.0 million during the fourth quarter of 2016, compared to Adjusted OIBDA for the fourth quarter of 2015 of $75.2 million.

For the full year 2016, the Company reaffirms its outlook of total revenue to be down 1% to up 1% and Adjusted OIBDA to be down 4% to approximately flat versus the full year 2015. The Company expects total revenue in the range of $440.0 million to $450.0 million for the full year 2016, compared to total revenue for the full year 2015 of $446.5 million and Adjusted OIBDA in the range of $220.0 million to $230.0 million for the full year 2016, compared to Adjusted OIBDA for the full year 2015 of $229.9 million.

Supplemental Information

Integration payments due from Cinemark and AMC associated with Rave Theatres for the quarter ended September 29, 2016 and October 1, 2015 and the nine months ended September 29, 2016 and October 1, 2015 were $0.7 million, $0.7 million, $1.5 million and $1.8 million, respectively.  The integration payments were recorded as a reduction of an intangible asset.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties November 7, 2016 at 5:00 P.M. Eastern time.  The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, November 21, 2016, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 13647957.

About National CineMedia, Inc.

National CineMedia (NCM) is America’s Movie Network. As the #1 weekend network in the U.S., NCM helps brands get in front of the movies that shape the national conversation. More than 700 million moviegoers annually attend theatres that are currently under contract to present NCM’s FirstLook pre-show in over 40 leading national and regional theatre circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (NYSE: RGC). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with nearly 20,500 screens in over 1,600 theaters in 187 Designated Market Areas® (49 of the top 50). NCM Digital goes beyond the big screen, extending in-theatre campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 43.6% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements providing guidance and projections for the fourth quarter and full year 2016, the dividend policy, and our beliefs about our business position as we enter 2017. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theatre attendance; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) economic conditions, including the level of expenditures on cinema advertising; 5) our ability to renew or replace expiring advertising and content contracts; 6) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 7) fluctuations in operating costs; 8) changes in interest rates; and 9) changes in accounting principles.  In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future noncash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
Katherine Scherping	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended		Nine Months Ended
	September 29, 2016	October 1, 2015	September 29, 2016	October 1, 2015
REVENUE:
Advertising (including revenue from founding members of $7.6, $6.5, $22.1 and $23.2, respectively)	$113.5	$111.7	$305.1	$310.1
OPERATING EXPENSES:
Advertising operating costs	7.5	7.8	20.8	21.9
Network costs	4.1	4.3	12.9	13.0
Theatre access fees—founding members	19.2	17.6	56.8	54.0
Selling and marketing costs	16.8	16.9	54.5	49.9
Merger-related costs	—	—	—	34.3
Administrative and other costs	8.6	9.3	32.9	26.3
Depreciation and amortization	8.9	8.0	26.5	24.2
Total	65.1	63.9	204.4	223.6
OPERATING INCOME	48.4	47.8	100.7	86.5
NON-OPERATING EXPENSES:
Interest on borrowings	14.3	13.0	41.2	39.2
Interest income	(0.3)	(0.5)	(1.3)	(1.4)
Accretion of interest on the discounted payable to founding members under tax receivable agreement	3.4	3.5	10.4	10.6
Amortization of terminated derivatives	—	—	—	1.6
Loss on early retirement of debt	10.4	—	10.4	—
Other non-operating expense	—	0.1	—	0.2
Total	27.8	16.1	60.7	50.2
INCOME BEFORE INCOME TAXES	20.6	31.7	40.0	36.3
Income tax (benefit) expense	(1.1)	4.8	1.3	6.3
CONSOLIDATED NET INCOME	21.7	26.9	38.7	30.0
Less: Net income attributable to noncontrolling interests	13.5	19.2	28.0	21.2
NET INCOME ATTRIBUTABLE TO NCM, INC.	$8.2	$7.7	$10.7	$8.8

NET INCOME PER NCM, INC. COMMON SHARE:
Basic	$0.14	$0.13	$0.18	$0.15
Diluted	$0.13	$0.13	$0.18	$0.15

NATIONAL CINEMEDIA, INC.

Selected Condensed Balance Sheet Data

Unaudited ($ in millions)

	As of
	September 29, 2016	December 31, 2015
Cash, cash equivalents and marketable securities	$54.0	$85.4
Receivables, net	130.9	148.9
Property and equipment, net	28.1	25.1
Total assets	1,029.8	1,073.7
Borrowings, gross	923.0	936.0
Total equity/(deficit)	(181.3)	(171.7)
Total liabilities and equity	1,029.8	1,073.7

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter Ended
	September 29, 2016	October 1, 2016
Total Screens (100% Digital) at Period End (1)(6)	20,452	20,047
Founding Member Screens at Period End (2)(6)	17,037	16,407
DCN (Digital Content Network) Screens at Period End (3)(6)	20,077	19,425

	Quarter Ended		Nine Months Ended
(in millions)	September 29, 2016	October 1, 2015	September 29, 2016	October 1, 2015
Total Attendance for Period (4)(6)	179.6	164.1	524.1	517.3
Founding Member Attendance for Period (5)(6)	151.9	138.3	446.0	436.2
Capital Expenditures	$2.4	$3.3	$9.4	$8.3

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total number of screens that are connected to the Digital Content Network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Nine Months Ended
	September 29, 2016	October 1, 2015	September 29, 2016	October 1, 2015
Revenue breakout:
National advertising revenue	$82.3	$79.3	$215.5	$218.2
Local and regional advertising revenue	23.7	26.0	67.8	68.9
Total advertising revenue (excluding beverage)	$106.0	$105.3	$283.3	$287.1

Total revenue	$113.5	$111.7	$305.1	$310.1

Per attendee data:
National advertising revenue per attendee	$0.458	$0.483	$0.411	$0.422
Local and regional advertising revenue per attendee	$0.132	$0.158	$0.129	$0.133
Total advertising revenue (excluding beverage) per attendee	$0.590	$0.642	$0.541	$0.555
Total revenue per attendee	$0.632	$0.681	$0.582	$0.599
Total attendance (1)	179.6	164.1	524.1	517.3

Other operating data:
Operating income	$48.4	$47.8	$100.7	$86.5
OIBDA (2)	$57.3	$55.8	$127.2	$110.7
Adjusted OIBDA (2)	$60.9	$59.6	$144.3	$154.7
Adjusted OIBDA margin (2)	53.7%	53.4%	47.3%	49.9%

Income per share – basic	$0.14	$0.13	$0.18	$0.15
Income per share – diluted	$0.13	$0.13	$0.18	$0.15

Adjusted income per share – basic (2)	$0.14	$0.13	$0.20	$0.32
Adjusted income per share – diluted (2)	$0.13	$0.13	$0.20	$0.32

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.
(2)

OIBDA, Adjusted OIBDA, Adjusted OIBDA margin and adjusted income per share are not financial measures calculated in accordance with GAAP in the United States.  See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.  OIBDA represents operating income before depreciation and amortization expense.  Adjusted OIBDA excludes from OIBDA non-cash share based compensation costs, the merger termination fee and related merger costs and Chief Executive Officer transition costs.  Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue.  Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures.  The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share based compensation programs, levels of mergers and acquisitions, CEO turnover, interest rates, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs, costs associated with the terminated merger with Screenvision, or costs associated with the resignation of the company’s former Chief Executive Officer. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following tables reconcile operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Nine Months Ended		Quarter Ended	Year Ended
	September 29, 2016	October 1, 2015	September 29, 2016	October 1, 2015	December 31, 2015	December 31, 2015
Operating income	$48.4	$47.8	$100.7	$86.5	$61.5	$148.0
Depreciation and amortization	8.9	8.0	26.5	24.2	8.0	32.2
OIBDA	$57.3	$55.8	$127.2	$110.7	$69.5	$180.2
Share-based compensation costs (1)	3.4	3.8	13.7	9.7	5.1	14.8
Merger-related costs (2)	—	—	—	34.3	—	34.3
CEO transition costs (3)	0.2	—	3.4	—	0.6	0.6
Adjusted OIBDA	$60.9	$59.6	$144.3	$154.7	$75.2	$229.9
Total revenue	$113.5	$111.7	$305.1	$310.1	$136.4	$446.5
Adjusted OIBDA margin	53.7%	53.4%	47.3%	49.9%	55.1%	51.5%

Adjusted OIBDA	$60.9	$59.6	$144.3	$154.7	$75.2	$229.9
Rave theatres integration payments	0.7	0.7	1.5	1.8	0.9	2.7
Adjusted OIBDA after integration payments	$61.6	$60.3	$145.8	$156.5	$76.1	$232.6

(1)

Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements as shown in the following table (dollars in millions).

	Quarter Ended		Nine Months Ended		Quarter Ended	Year Ended
	September 29, 2016	October 1, 2015	September 29, 2016	October 1, 2015	December 31, 2015	December 31, 2015
Share-based compensation costs included in network costs	$0.3	$0.3	$0.9	$0.6	$0.3	$0.9
Share-based compensation costs included in selling and marketing costs	1.3	1.4	4.3	3.9	1.6	5.5
Share-based compensation costs included in administrative and other costs	1.8	2.1	8.5	5.2	3.2	8.4
Total share-based compensation costs	$3.4	$3.8	$13.7	$9.7	$5.1	$14.8

(2)	Merger-related costs primarily include the merger termination fee and legal, accounting, advisory and other professional fees associated with the terminated merger with Screenvision.
(3)	Chief Executive Officer transition costs represent severance, consulting and other costs and are included in administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending December 29, 2016		Year Ending December 29, 2016
	NCM, Inc.		NCM, Inc.
	Low	High	Low	High
Operating income	$63.8	$73.2	$164.2	$173.6
Depreciation and amortization	8.8	9.0	35.3	35.5
OIBDA	72.6	82.2	199.5	209.1
Share-based compensation costs (1)	3.3	3.5	17.0	17.2
CEO transition costs (2)	0.1	0.3	3.5	3.7
Adjusted OIBDA	$76.0	$86.0	$220.0	$230.0
Total revenue	$135.0	$145.0	$440.0	$450.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.
(2)	Chief Executive Officer transition costs represent severance, consulting and other costs.

Adjusted Net Income and Earnings per Share

Adjusted net income and earnings per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net income and earnings per share are calculated using reported net income and income per share and exclude a loss on early retirement of debt, the reversal of a reserve for uncertain tax positions, the amortization of terminated derivatives, merger-related costs and CEO transition-related costs shown in the below table. Our management uses these non-GAAP financial measures as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net income should not be regarded as an alternative to net income and should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and income per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and income per share as reported to adjusted net income and earnings per share excluding the amortization of terminated derivatives, merger-related costs, CEO transition-related costs, loss on early retirement of debt and the reversal of a reserve for uncertain tax positions for the periods presented (dollars in millions):

	Quarter Ended		Nine Months Ended
	September 29, 2016	October 1, 2015	September 29, 2016	October 1, 2015
Net income as reported	$8.2	$7.7	$10.7	$8.8
Amortization of terminated derivatives	—	—	—	1.6
Merger-related costs (1)	—	—	—	34.3
CEO transition costs (2)	0.2	—	3.4	—
Stock-based compensation expense for modified equity awards (3)	—	—	2.3	—
Loss on early retirement of debt	10.4	—	10.4	—
Reversal of reserve for uncertain tax positions (4)	(2.9)	—	(2.9)	—
Effect of noncontrolling interests (56.4%, 54.8%, 56.4% and 54.8%, respectively)	(6.0)	—	(9.1)	(19.7)
Effect of provision for income taxes (38% effective rate)	(1.7)	—	(2.7)	(6.2)
Net effect of adjusting items	—	—	1.4	10.0
Net income excluding adjusting items	$8.2	$7.7	$12.1	$18.8

Weighted Average Shares Outstanding as reported and as adjusted
Basic	59,846,496	59,014,887	59,763,012	58,959,381
Diluted	60,878,806	59,625,214	60,479,977	59,452,580

Basic income per share as reported	$0.14	$0.13	$0.18	$0.15
Net effect of adjusting items	—	—	0.02	0.17
Basic income per share excluding adjusting items	$0.14	$0.13	$0.20	$0.32

Diluted income per share as reported	$0.13	$0.13	$0.18	$0.15
Net effect of adjusting items	—	—	0.02	0.17
Diluted income per share excluding adjusting items	$0.13	$0.13	$0.20	$0.32

(1)	Merger-related costs primarily include the merger termination payment and legal, accounting, advisory and other professional fees associated with the terminated merger with Screenvision.
(2)	Chief Executive Officer transition costs represent severance, consulting and other costs.
(3)	Consists of non-cash stock-based compensation expense associated with modifications to the former CEO’s equity awards pursuant to his Separation and General Release Agreement.
(4)

During the third quarter of 2016, NCM, Inc. reversed a portion of its contingency reserve for material, known tax exposures, including accrued interest and penalties due to the expiration of certain statutes of limitations. The reserve reversal has no noncontrolling interest effect because it is only recorded at NCM, Inc.